Exhibit 10.2

As Approved by the Compensation Committee

On February 17, 2016

Career Education Corporation

2016 Annual Incentive Award Program

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1Purpose.  This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2016.  To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.

1.2Performance Period.  This document is effective for certain Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2016.  The 2016 Annual Incentive Awards earned pursuant to this Program shall be paid no later than March 15, 2017.

1.3No Misconduct.   If at any time prior to the date the 2016 Annual Incentive Award is paid by the Company or an Affiliate, a Grantee is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  The following words and phrases shall have the following meanings:

2.1“Administrator” means a committee consisting of the Chief Financial Officer, the General Counsel and the Chief Human Resources Officer (or their respective designees), and/or any other executive officer as determined by the Committee.

2.2“Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

2.3“AIP EBITDA” means the consolidated earnings, including both continuing and discontinued operations, of the total Company (and its Affiliates), determined before interest, taxes, depreciation, amortization, asset impairments, material legal settlements and lease charges as recorded in the Company’s accounting records under account number 604610, and as adjusted (i.e., neutralized) for the difference between actual legal fees and the estimated amounts used in determining Targeted AIP EBITDA.  AIP EBITDA shall be calculated using the earnings and other amounts as reported on the Company’s Form 10-K for the year ending on December 31, 2016 (which is prepared in accordance with the generally accepted accounting principles in the U.S.), including such adjustment, if any, as may be made by the Committee. To the extent the information reported on the Form 10-K is not sufficiently specific to provide data for a specific amount, the data will be obtained from the Company’s Finance Department and will be based on the data upon which information in the Form 10-K is based.

2.4“Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

2.5“EBITDA Performance Factor” means a percentage (expressed to the second decimal place) determined pursuant to the table set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award.  The EBITDA Performance Factor may not be less than 0% nor more than 200%.

2.6“Eligible Earned Wages” means compensation for services performed in an incentive-eligible position (as determined pursuant to Article 3) that is eligible for inclusion when determining a Grantee’s Annual Incentive Award.  Eligible Earned Wages are based on base earnings during the Performance Period only and

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exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments, short-term disability payments, long-term disability payments, etc.).  For the avoidance of doubt, Eligible Earned Wages for the Performance Period shall be determined consistent with Article 3 and any Grantee who is not eligible for an award or payment pursuant to Article 3 shall have no Eligible Earned Wages for the Performance Period.

2.7“Individual Goals Performance Factor” means, with respect to each Grantee, the Grantee’s overall performance rating (expressed as a percentage and as determined by the Grantee’s manager) based on the individual performance goals and competency rating, and weighting of such factors, established by the Grantee’s manager or department head, as applicable, and recorded in the Company’s performance management system for the Performance Period.  The Individual Goals Performance Factor may not be less than 0% nor more than 200%.

2.8“Key Executive Program” means the Career Education Corporation 2016 Annual Incentive Award Program for Key Executives.

2.9“Misconduct” means any one of the following in which a Grantee may engage prior to or during the Performance Period or any time thereafter, but prior to the date the 2016 Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company or an Affiliate; or (g) any conduct that causes the Grantee to be ineligible for benefits pursuant to the applicable Company severance plan.

2.10“Performance Period” means the calendar year ending December 31, 2016.

2.11“Plan” means the Career Education Corporation 2008 Incentive Compensation Plan, as amended.

2.12“Program” means this 2016 Annual Incentive Award Program which is established under the Plan.

2.13“Target Incentive Percentage” means a Grantee’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Grantee.

2.14“Targeted AIP EBITDA” means the targeted AIP EBITDA for the Performance Period as approved by the Committee, which shall be consistent with the Company’s 2016 operating plan approved by the Board of Directors of the Company on January 27, 2016.

ARTICLE 3

ELIGIBILITY

3.1General Eligibility Requirements.  The Grantees for the Performance Period consist of employees who are (a) not in a Covered Management Position; (b) classified by the Company for purposes of this Program as a Corporate or University Group employee; and (c) classified by the Company as (i) Grade E55 or higher or (ii) Grade T09, T10 or T12.  The Committee may designate additional Grantees.  Grantees are separately notified of their eligibility to participate in the Program.  Employees who participate in the Key Executive Program are not eligible Grantees for purposes of this Program.  If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will not be eligible for an award or payment under this Program.

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3.2Employment Changes.  To the extent an individual is newly hired by the Company or any of its Affiliates or first moves into an incentive-eligible position on or after October 1, 2016, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Program. Subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder.  Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Grantee’s employment with the Company is terminated by the Company without Cause as part of a reduction in force on or after October 1, 2016, then such Grantee shall remain eligible to receive an Annual Incentive Award payment pursuant to this Program and such Grantee’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Program; provided that, unless otherwise determined by the Committee, such Grantee shall not be eligible for a payment hereunder to the extent such Grantee received a severance package in connection with such termination and such severance package contained a payment related to or otherwise based on annual bonus.  In all cases, to the extent a Grantee is no longer employed by the Company or an Affiliate on the last day of the Performance Period (a “Separated Grantee”), then any Annual Incentive Award amount shall only be paid to such Separated Grantee to the extent the Separated Grantee has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award.  In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Grantee shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

ARTICLE 4

AWARD AMOUNT

4.1Annual Incentive Award Weightings.  The following table identifies the Annual Incentive Award element weightings based on the performance components and Grantee classification. Grantee classification will be determined by the Administrator and communicated to the Grantee.

Grantee Classification	EBITDA	Individual Goals	Total
E61 and Above	80%	20%	100%
E58 - E60, T12	70%	30%	100%
E55 – E57, T09, T10	60%	40%	100%

For Grantees performing services during the Performance Period in multiple Grantee classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2EBITDA Performance Component.  In respect of the EBITDA performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

A x B x C x D:

Where:

“A” equals such Grantee’s Eligible Earned Wages;

“B” equals such Grantee’s Target Incentive Percentage;

“C” equals the percentage set forth in the applicable box set forth in the “EBITDA” column in the table in Section 4.1 hereof; and

“D” equals the applicable EBITDA Performance Factor.

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4.3Individual Goals Performance Component.  In respect of the individual goals performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

A x B x Y x D x Z:

Where:

“A” equals such Grantee’s Eligible Earned Wages;

“B” equals such Grantee’s Target Incentive Percentage;

“D” equals the applicable EBITDA Performance Factor;

“Y” equals the percentage set forth in the applicable box set forth in the “Individual Goals” column in the table in Section 4.1 hereof; and

“Z” equals the applicable Individual Goals Performance Factor.

Notwithstanding the foregoing, the product of D x Z may not be greater than 200%, and any payment pursuant to this Section 4.3 shall be adjusted accordingly to implement a 200% payout cap with respect to the individual goals performance component.

4.4Adjustment.  The individual goals performance component of each Grantee’s Annual Incentive Award (determined without application of this Section 4.4) is subject to the aggregate funded amount for the individual goals performance component of all Grantees (determined based on the EBITDA Performance Factor) and to adjustment by managers.  Such adjustment may be negative for those Grantees who do not achieve the applicable goals, and positive for those Grantees who demonstrate outstanding accomplishments.  For purposes of applying this Section 4.4, any positive adjustment made to the individual goals performance component of the Annual Incentive Award of one Grantee must result in a dollar-for-dollar negative adjustment to the individual goals performance component of the Annual Incentive Award of one or more other Grantees so that, in the aggregate, the application of the manager adjustment described in this Section 4.4 to all the Grantees shall not result in any additional cost to the Company and its Affiliates for the group of Grantees over which a particular manager retains authority.

ARTICLE 5

MISCELLANEOUS

5.1Miscellaneous.  The Committee may modify or terminate this Program at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Grantees or stockholders of the Company.  Without limiting the foregoing, the Committee reserves the right to adjust AIP EBITDA, the EBITDA Performance Factor, Targeted AIP EBITDA, the Target Incentive Percentage and the applicable individual goals, and to adjust, make or interpret any other determination or classification, for any or all Grantees for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position.  All such modifications, terminations, adjustments, determinations and interpretations relating to this Program shall be binding on all Grantees.

5.2Proration.  If a Grantee’s move between two or more incentive-eligible positions during the Performance Period impacts Grantee classification for purposes of Section 4.1, then a proration may be applied to determine the amount due to such Grantee pursuant to Article 4 hereof.  To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to (a) the relative time spent by such Grantee working at each level, and (b) the extent to which corporate or an education group was charged for the services of such Grantee.  Unless otherwise determined by the Administrator, such proration will be based on whole months (rather than a day-by-day basis), and for purposes of such proration, actions taken prior to the fifteenth day of

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any month will be deemed to have happened on the first day of that month, while action taken on or after the fifteenth day of any month will be deemed to have happened on the first day of the following month.

5.3Compliance with Laws.  This Program was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22).  The Company is aware that the ED regulations changed, effective July 1, 2011, and this Program has been created to comply with changed regulations that took effect July 1, 2011.  All provisions of this Program will be interpreted and applied so as to be consistent with that statute and those regulations.  If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation.  If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Program, or may terminate this Program, in its sole discretion, with or without advance notice to the Grantees.  The Committee reserves the right to modify any element of this Program, to decline to make any payments under this Program, or to terminate this Program in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Grantees.

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